Exhibit (r)(3)

Coastland Capital LLC—INTERNAL USE ONLY

APPENDIX C

COASTLAND CAPITAL LLC

CODE OF ETHICS
Policy on Personal Securities Transactions
and Trading on Insider Information

Coastland Capital LLC (“Coastland”) is referred to as the “Firm” throughout this Code.

1.	Overview

1.1	Code of Ethics

We have adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-lof the Investment Company Act of 1940, as amended (the “Investment Company Act”). This Code outlines the policies and procedures you must follow and the guidelines we use to govern your Personal Securities Transactions and prevent insider trading. We monitor any activity that may be perceived as conflicting with the fiduciary responsibility we have to our clients.

We are committed to maintaining the highest ethical standards in connection with managing Accounts. We have no tolerance for dishonesty, self-dealing or trading on material, non-public information.

As an employee, you must:

See the Definitions located in Appendix A for definitions of capitalized terms.

•	Be ethical,

•	Act professionally,

•	Exercise independent judgment,

•	Comply with all applicable Federal Securities Laws, and

•	Promptly report violations or suspected violations of the Code to the Compliance Department.

As a condition of your employment, you must acknowledge receipt of this Code and certify annually that you have read it and complied with it. You can be disciplined or fired for violating this Code.

No written code of ethics can explicitly cover every situation that possibly may arise. Even in situations not expressly described, the Code and your fiduciary obligations generally require you to put the interests of our clients ahead of your own. The CCO may have the obligation and duty to review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety. If you have any questions regarding the appropriateness of any action under this Code or under your fiduciary duties generally, you should contact the CCO to discuss the matter before taking the action in question. Similarly, you should consult with the Compliance Department personnel if you have any questions concerning the meaning or interpretation of any provision of the Code. Should the Compliance Department need to initiate an investigation or fact-finding process, all team members would be required to cooperate fully and honestly and to respect the confidentiality of the process.

Acknowledgment of, and compliance with, this Code is a condition of employment.

1.2	Regulatory Requirements

The Securities and Exchange Commission (“SEC”) considers it a violation of the general antifraud provisions of the Federal Securities Laws whenever a Covered Company engages in fraudulent, deceptive or manipulative conduct.

The SEC can censure or fine us, limit our activities, functions or operations, suspend our activities for up to twelve months, or revoke our registration if we fail to reasonably supervise you and you violate the Federal Securities Laws. However, we won’t be considered to have failed to reasonably supervise you, if we have:

•	established procedures and a system for applying the procedures, which would reasonably be expected to prevent and detect violations; and

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•	reasonably communicated the duties and obligations of the procedures and system to you, while reasonably enforcing compliance with our procedures and system.

1.3	Our Duties and Responsibilities to You

To help you comply with this Code, the CCO or his or her designee will:

•	Notify you in writing that you are required to report under the Code and inform you of your specific reporting requirements.

•	Give you a copy of the Code and require you to sign a form indicating that you read and understand the Code.

See Appendix B for Relevant Compliance Department Staff list.

            •            Give you a new copy of the Code if we make any material amendments to it and then require you to sign another form indicating that you received and read the revised Code.

            •            Require you, if you have been so designated, to have duplicate copies of trade confirmations and account statements for each disclosed account from your broker-dealer, bank, or other party designated on the initial, quarterly, or annual certification sent to us as soon as readily available.

•	Typically compare all of your reported Personal Securities Transactions with the portfolio transactions report of the Accounts each quarter. Before we determine if you may have violated the Code on the basis of this comparison, we will give you an opportunity to provide an explanation.

•	Review the Code at least once a year to assess the adequacy of the Code and how effectively it works.

1.4	You are considered to be an Access Person

The Code applies to all team members of a Covered Company. All team members are expected to follow the guidelines that apply to them as outlined in this Code.

Access Persons are, for the purpose of this Code, all employees of a Covered Company, including:

1.	all employees of a Covered Company who may have access to or are able to obtain access to non-public investment information as it relates to any purchase or sale of securities for the Accounts or any portfolio holdings of the Accounts; or

2.	all employees of a Covered Company who are involved in making securities recommendations for the Accounts or who have access to such recommendations that are non-public; or

3.	any employee of a Covered Company who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Accounts; or

4.	directors and officers of a Covered Company; or

5.	anyone else designated in writing by the CCO or the Code of Ethics Compliance Officer.

1.5	Your Duty of Loyalty

You have a duty of loyalty to our clients. That means you always need to act in our clients’ best interests.

You must never do anything that allows (or even appears to allow) you to inappropriately benefit from your relationships with the Accounts.

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You cannot engage in activities such as self-dealing and must disclose all conflicts of interest between the interests of our clients and your personal interests to the Compliance Department.

1.6	Your Standard of Business Conduct

You must always observe the highest standards of business conduct and follow all applicable laws and regulations.

You may never:

•	use any device, scheme or artifice to defraud a client;

•	make any untrue statement of a material fact to a client or mislead a client by omitting to state a material fact;

•	engage in any act, practice or course of business that would defraud or deceive a client;

•	engage in any manipulative practice with respect to a client,

•	engage in any inappropriate trading practices, including price manipulation; or

•	engage in any transaction that may give the appearance of impropriety.

1.7	Exceptions to the Code

The CCO is responsible for enforcing the Code. The CCO (or his or her designee for any exceptions sought by the CCO) may grant certain exceptions to the Code in compliance with applicable law, provided any requests and any approvals granted must be submitted and obtained, respectively, in advance and in writing. The CCO or designee may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

2.	Personal Securities Transactions

2.1	Avoid Conflicts of Interest

When engaging in Personal Securities Transactions, there might be conflicts between the interests of a client and your personal interests. Any conflicts that arise in such Personal Securities Transactions must be resolved in a manner that does not inappropriately benefit you or adversely affect our clients. You shall always place the financial and business interests of the Covered Companies and our clients before your own personal financial and business interests.

Examples of inappropriate resolutions of conflicts are:

•	Taking an investment opportunity away from an Account to benefit a portfolio of which you have Beneficial Ownership;

•	Using your position to take advantage of available investments;

•	Shadowing an Account by duplicating the trades of an Account;

•	Front running an Account by trading in securities (or equivalent securities) ahead of the Account; and

•	Taking advantage of information or using Account portfolio assets to affect the market in a way that personally benefits you or a portfolio of which you have Beneficial Ownership.

2.2	Reporting Your Personal Securities Transactions

If you have been designated as an Access Person:

You must report all Personal Securities Accounts, along with the reportable holdings and transactions in those accounts. There are three types of reports: (1) an initial holdings report that we

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receive when you first become an Access Person, (2) a quarterly transactional report, and (3) an annual holdings report.

You must give each broker-dealer, bank, or fund company where you have a Personal Securities Account a letter to ensure that the Compliance Department is set up to receive all account statements and confirmations from such accounts.* The Compliance Department will send the letter on your behalf. Access Persons may open brokerage accounts at any broker-dealer of their choice, however, Access Persons are prohibited from accepting any discounted brokerage rates or any other inducements from broker-dealers that a Covered Company trades with for its clients. All Personal Securities Accounts and holdings of each Personal Securities Account must be input into the Code of Ethics System.

Initial Holdings Report. Within 10 days of becoming an Access Person:

•	You must report all Personal Securities Accounts, including account numbers, and holdings of Securities in those accounts. You must supply us with statements (electronic or paper) and you must input all holdings of Securities in your Personal Securities Accounts into the Code of Ethics System. The information in the statements must be current as of a date no more than 45 days prior to the date of becoming an access person.

•	You must also certify that you have read and will comply with this Code.

•	You must provide us the report by the business day immediately before the weekend or holiday if the tenth day falls on a weekend or holiday.

Annual Holdings Reports. Within 30 days of each year end:

•	You must report all Personal Securities Accounts, including account numbers, and holdings of Securities in those accounts. The information in the statements must be current as of a date no more than 45 days prior to when you give us the report. NOTE: 401(k) plan and your Immediate Family Members’ 401(k) plans must be reported initially and annually as a Personal Securities Accounts. Statements for 401(k) plans are not required to be provided directly to the Compliance Department; however, you need to report your holdings of Securities in such plans annually.

•	You must also certify that you have read and will comply with this Code.

•	You must provide us the report by the business day immediately before the weekend or holiday if the thirtieth day falls on a weekend or holiday.

Quarterly Transactions Reports. Within 30 days of calendar quarter end:

•	You must give us a report showing all Securities trades made in your Personal Securities Accounts during the quarter. You must submit a report even if you didn’t execute any Securities trades. Because the Compliance Department does not receive duplicate account statements for any 401(k) plan account or from any plan in which your Immediate Family Members have accounts, or other Securities outside of any previously reported pre-set allocation must be reported on the quarterly transaction reports or you must manually furnish account statements. In addition, any transactions in employee stock or stock options in which you or your Immediate Family Members engage must be reported on the quarterly transaction reports.

•	You must inform us of any new Personal Securities Accounts you established during the past quarter.

•	You must provide us the report by the business day immediately before the weekend or holiday if the thirtieth day falls on a weekend or holiday.

2.3	Reports of the CCO

Any personal Securities holdings and transaction reports required to be filed by a CCO must be submitted to an alternate designee who will fulfill the duties of the CCO with respect to those reports.

* You should include accounts that have the ability to hold securities even if the account does not do so at the report date.

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2.4	Exceptions to Reporting

You are not required to report any of the following types of transactions:

(1)	Purchases or sales of any of the following types of investments, which are not considered Securities for purposes of this Code:

•	Direct obligations of the U.S. Government;

•	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market mutual funds, whether affiliated or non-affiliated;

•	Shares issued by open-end investment companies that are not Reportable Funds; and

•	Transactions in 529 plan accounts, except Edvest and tomorrow’s scholar (“Reportable 529 Plans”).

(2)	Purchases or sales that were done as part of an Automatic Investment Plan (“AIP”).

•	However, you must report your initial pre-set schedule or allocation of an AIP that includes allocations to any Securities, including those made to any 401(k) plan. Additionally, if you make a purchase or sale that overrides or changes the pre-set schedule or allocation of the AIP, you must include that transaction in your quarterly transaction report if it is otherwise reportable. Example: Need to report 10 % to ABC Fund and 30% to XYZ Fund (allocations to Reportable Funds). If you make a change to these allocation percentages, you must report the new percentages. In addition, if you execute a transaction that is not a transaction of the pre-set schedule of an AIP, then you must report that transaction on the Quarterly Transaction Report.

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2.5	Summary of What You Need to Report

The table below serves as a handy reference for you to know what types of transactions Access Persons need to report on quarterly transactions reports. If you have questions about any types of Securities not shown below, please contact the compliance department.

Do I have to report transactions in the following types of investments?
Corporate debt securities	Yes
Equity securities, including employee stock options and other securities granted as compensation	Yes*
Commodities, Futures, Options on Futures, or option on Indices	Yes
Municipal bonds	Yes
Securities held in discretionary IRA accounts	Yes
Securities purchased through Automatic Investment Plans including reportable Automatic Investments Plans for Immediate Family Members (Reporting requirements for allocations to 401(k) plans*** and Reportable 529 Plans**** apply)	No**
Money Market Mutual Funds (affiliated and non-affiliated)	No
Mutual funds, other than ETFs and iShares	No
Exchange Traded Funds and iShares, both open-end and closed-end, and Unit Investment Trusts	No
Short-Term Cash Equivalents	No
U.S. Government bonds (direct obligations)	No
U.S. Treasuries/Agencies (direct obligations)	No

* Because the Compliance Department does not receive duplicate account statements for any employee stock option accounts that you or your Immediate Family Members may have, any Personal Securities Transactions in such employee stock option accounts must be reported on the quarterly transactions report. This means the employee executed transaction, i.e., the sell transaction of the employee stock option that was granted. If you or Immediate Family Members have transactions in securities granted as compensation for which account statements are not provided, you may be required to report similar account information from available sources, such as print outs of online screen shots showing the relevant reportable information. Contact the Compliance department for any questions.

** If you make a purchase or sale of a Security that overrides or changes the pre-set schedule or allocation of the AIP, you must include that transaction in your quarterly transactions reports.

*** For any 401(k) plans, you must also report your initial pre-set schedule or allocation of the AIP that includes allocations to any Securities.

**** For transactions in Reportable 529 Plans, you must report your initial pre-set schedule or allocation of the AIP and any purchases or sales of the Reportable 529 Plan’s units outside of your preset allocation.

2.6	Your Reports are Kept Confidential

We will use reasonable efforts to ensure that the reports you submit to us under this Code are kept confidential. The reports will be reviewed by members of the Compliance Department and possibly our senior executives or legal counsel. Reports will be provided to government authorities upon request or others if required to do so by law or court order.

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3.	RESTRICTIONS ON TRADING AND PRE-CLEARANCE REQUIREMENTS

All Access Persons must pre-clear all Security trades and comply with the trading restrictions described here, as applicable.

3.1	Trading Restrictions All Access Persons must comply with the following trading restrictions:

(1)	Restricted Investments

You may not purchase shares in an Initial Public Offering. You must get written approval from the CCO or Code of Ethics Compliance Officer before you sell shares that you acquired in an IPO prior to starting work for us.

You may, subject to pre-clearance requirements, purchase shares in a Private Placement Private Placements must be pre-approved by the CCO. Documentation for all approved Private Placements will be kept on file by the Code of Ethics Team.

You may not participate in the activities of an Investment Club without prior approval from the CCO. If applicable, trades for an Investment Club would need to be pre-cleared.

(2)	You May Not Execute Your Own Personal Transactions

Team members may never execute or process through the Firm’s direct access software:

(a) your own personal transactions,

(b) transactions for Immediate Family Members, or

(c) transactions for accounts of other persons for which you or your Immediate Family Member have been given investment discretion. This provision does not exclude you from trading directly with a broker/dealer or using a broker/dealer’s software.

(3)	You must not Attempt to Manipulate the Market

You must not execute any transactions intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

3.2	Pre-Clearance Requirements

Access Persons must pre-clear with the Compliance Department all Personal Securities Transactions, except as set forth below.

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Access Persons are not required to pre-clear any of the following types of transactions:

Exceptions from the Pre-Clearance Requirements
Mutual Funds	Securities issued by any open-end investment company.
No Knowledge	Personal Securities Transactions that take place without your knowledge or the knowledge of your Immediate Family Members and that are (i) effected for you by a trustee of a blind trust, (ii) discretionary trades involving an investment partnership or managed account, (iii) a margin call in which you are neither consulted nor advised of the trade before it is executed, or (iv) the assignment of an option.
Certain Corporate Actions	Any acquisition or disposition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions which are generally applicable to all holders of the same class of securities. Odd-lot tender offers are also exempt but all other tender offers must be pre-cleared. All of the foregoing transactions are subject to transaction reporting provisions of the Code.
Underlying Securities Through Exercise of Rights	Any acquisition or disposition of securities through the exercise of rights, options (including employee stock options), convertible bonds, or other instruments acquired in compliance with this Code.
Securities Acquired as Employee Compensation	Any acquisition of employee stock options, shares of common stock as part of 401(k) plan matching or other types of securities obtained through participation in employee stock option plan or other similar plan granted to the team member as part of his or her employment.
Transferring of Securities	Transferring a security to or from a Personal Securities Account; however, these transactions are subject to transaction reporting requirements. Transferring from a Personal Security Account to an account other than a Personal Security Account requires pre-clearance.
Managed Accounts	Transactions occurring within Managed Accounts do not require pre-clearance of trades or quarterly reporting. However, duplicate statements must be sent to Compliance and a copy of the investment management agreement must be sent to the Code Administrator.
Exchange Traded Funds (ETFs)	Exchange Traded Funds and iShares, both open-end and closed-end, and Unit Investment Trusts. Note: Transactions in these securities are reportable on the Quarterly Transaction Report.

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Exceptions from the Pre-Clearance Requirements
Miscellaneous	Any transaction involving the following:
• bankers acceptances;
• bank certificates of deposit (CDs);
• commercial paper;
• high quality short-term debt instruments, including repurchase agreements;
• direct obligations of the U.S. Government;
• the acquisition of equity securities in dividend reinvestment plans (DRIPs); however, these transactions are subject to transaction reporting provisions of the Code;
• securities of the employer of your Immediate Family Member if such securities are beneficially owned through participation by the Immediate Family Member in a profit sharing plan, 401(k) plan, employee stock option plan or other similar plan; however, any transaction that is not made pursuant to a pre-set schedule or allocation or overrides a pre-set schedule or allocation must be included in a quarterly transaction report (this exception does not exempt transactions involving securities in such a plan when the issuer is not the employer of your Immediate Family Member)
• interests in 529 plans; however, any transaction in a Reportable 529 Plan that is not made pursuant to a pre-set schedule or allocation or overrides a pre-set schedule or allocation must be included in a quarterly transaction report; and other Securities as the Code of Ethics Compliance Department designates from time to time in writing on the grounds that the risk of abuse is minimal or non-existent.

Excessive Trading for Personal Securities Accounts is strongly discouraged and
Personal Securities Accounts may be monitored for Excessive Trading activity and reported to management. Additional restrictions may be imposed by the Compliance Department if
Excessive Trading is noted for a Personal Securities Account.

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3.3	Prohibited Transactions

As Access Persons, you are prohibited from engaging in any of the following Personal Securities Transactions. If any of these transactions would normally require pre-clearance, the CCO or Code of Ethics Compliance Officer will only authorize the trades under exceptional circumstances:

•	You are prohibited from trading in all single named securities (the Firm’s Risk Management Committee will make certain exceptions for sales in any grandfathered positions)

3.4	Employee Investments in the Funds

The Firm team members who are Qualified Purchasers, including team members who are deemed to be “knowledgeable employees” as such term is defined in Rule 3c-5(4) of the Investment Company Act, may invest in the Funds.

Subscription and Withdrawal Procedure. All team member subscriptions and withdrawals shall require the prior written approval of the CCO of the Firm, who shall approve or reject such requests in his or her sole discretion based on a determination as to whether the employee is deemed a “knowledgeable investor”, whether the employee is in possession of material inside information regarding Firm or the interests the employee seeks to purchase or redeem, or whether the transaction otherwise would violate the employee’s or the Firm’s fiduciary duty to its Clients.

Withdrawal Terms. An employee will be required to provide at least 60 days’ written notice prior to any withdrawal of all or any part of its investment in the Firm. This will help to ensure that any material inside information of which the employee was aware at the time the withdrawal decision was made would no longer be considered material inside information at the time the redeemed interests are valued and the redemption is processed.

Key Men Redemption Gate: Generally, no key men shall redeem more than 25% of its highest level of invested capital in the Firm on any one redemption date.

Notice to Firm Investors: The CCO in her/his sole discretion may require notice to be delivered to all Firm investors in connection with material redemptions of certain employees.

Disclosure. If material to an investment decision, investments of employee in the Firm will be disclosed to investors.

Cap on employee Ownership of the Fund. Aggregate ownership in the Firm by employees shall be capped at 20% of the fund’s net asset value.

3.5	CCO’s Approval of Your Transactions

Your Request May be Refused. The CCO may refuse to authorize your Personal Securities Transaction and need not give you an explanation for the refusal. Some reasons for refusing your securities transactions are confidential.

Authorizations Expire. Any transaction approved by the CCO is effective until the close of business of the same trading day for which the authorization is granted (unless the CCO or Code of Ethics Compliance Officer revokes that authorization earlier). The CCO or the Code of Ethics Compliance Officer may indicate another date when the authorization expires. If the order for the transaction is not executed within that period, you must obtain a new advance authorization before placing your trade.

4.	Trading on Insider Information

The law requires us to have and enforce written policies and procedures to prevent you from misusing material, non-public information. We do this by:

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•	limiting your access to files likely to contain non-public information,

•	restricting or monitoring your trades, including trades in securities about which you might have non-public information, and

•	providing you continuing education programs about insider trading.

4.1	What is Insider Trading?

Insider trading is generally defined as occurring when a person has possession of material, non-public information about an issuer and engages in a securities transaction involving securities issued by the issuer, or discloses the information to others who then trade in the issuer’s securities.

WARNING!

Insider trading is illegal. You could go to prison or be forced to pay a large fine for participating in insider trading. We could also be fined for your actions.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. Information is considered non-public when it has not been made available to investors generally. Information becomes public once it is publicly disseminated. Limited disclosure does not make the information public (for example, if an insider makes information available to a select group of individuals, it is not public). Examples of illegal and prohibited insider trading and related activity include, but are not limited to, the following:

•	Tipping of material, non-public information is illegal and prohibited. You are tipping when you give non-public information about an issuer to someone else who then trades in securities of the issuer.

•	Front running is illegal and prohibited. You are front running if you trade ahead of an Account order in the same or equivalent security (such as options) in order to make a profit or avoid a loss.

•	Scalping is illegal and prohibited. You are scalping when you purchase or sell a security (or an equivalent security) for your own account before you recommend/buy or recommend/sell that security or equivalent for an Account.

4.2	Using Non-Public Information about an Account or our Advisory Activities

You may not:

•	Share with any other person (unless you are permitted or required by law, it’s necessary to carry out your duties and appropriate confidentiality protections are in place, as necessary) any non-public information about an Account , including, without limitation: (a) any securities holdings or transactions of an Account; (b) any securities recommendation made to an Account; (c) any securities transaction (or transaction under consideration) by an Account, including information about actual or contemplated investment decisions; (d) any changes to portfolio management teams; and (e) any information about Funds.

•	Use any non-public information regarding an Account in any way that might compete with, or be contrary to, the interest of such Account.

•	Use any non-public information regarding an Account in any way for personal gain.

4.3	Procedures To Monitor Employee Personal Trading And Prevent Insider Trading

1.	Receipt of Confidential Information

From time to time, the Firm’s personnel may come into possession of material non-public information regarding an issuer (referred to in these procedures as “Restricted Information”). Restricted Information may be communicated in a number of ways, including orally by telephone or meeting, or by transmission through email, facsimile (“fax”) machines, or in the form of letters, memoranda and other written materials.

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2.	Prohibited Communications

Upon receipt of Restricted Information, Firm employees who are in receipt of such information (collectively, “Restricted Persons”), shall take all reasonable steps to ensure that Restricted Information is not shared with anyone other than other Restricted Persons or counsel and other professional advisors who are bound by agreements or customary professional ethical standards to maintain confidentiality. Restricted Persons may, as necessary, advise non-Restricted Persons of the status and other publicly available details regarding the company but shall in no circumstances communicate substantive matters based on Restricted Information.

All of the Firm’s investment personnel, shall refrain from seeking to obtain or to discuss Restricted Information or to view any written materials containing Restricted Information (“Restricted Material”) or to listen in on any telephone discussions regarding the issuers of Restricted Securities about Restricted Information.

Every Firm employee, whether or not a Restricted Person from time to time, has a duty to refrain from communicating to anyone any Restricted Information which may come into their possession, whether accidentally or otherwise, except that any employee is permitted to report to the CCO a breach of this Code that the employee has observed.

3.	Physical Security of Restricted Material

The following procedures apply with respect to the handling and safeguarding of Restricted Material:

•	All Restricted Material shall be maintained in the office or closed file cabinets of the relevant Restricted Person.

•	All fax messages and all telephone and written communications involving Restricted Information shall be delivered and sent only to the phone and fax numbers of relevant Restricted Persons.

•	Restricted Material shall not remain visible to persons other than Restricted Persons.

•	To the extent possible, all loose documents or papers containing Restricted Material shall be kept in locked file cabinets in the office of the relevant Restricted Person.

•	No Restricted Person shall discuss any Restricted Information in an elevator or other public place with another Restricted Person, relatives, friends or anyone else. As noted above, Restricted Persons may discuss Restricted Information with another Restricted Person or other third parties who are similarly restricted (i.e., professionals involved in the matter). However, such discussions must only take place in a private office or other non-public place.

•	Computer files and other data containing Restricted Information shall be accessible only to Restricted Persons.

4.	Restricted List, Firm and Personal Trading

Upon receipt of Restricted Information, Firm employees who are in receipt of such information must contact the CCO immediately. The CCO will restrict Firm employees who are in receipt of the Restricted Information or all employees and the Firm from trading that issuer’s securities. When the Restricted Information becomes public or immaterial then trading restrictions will be lifted. Please note that the Firm makes all effort to stay on the public side of information wall.

Procedures related to the Firm’s Information Wall

Only employees with a legitimate business purpose can cross the Firm’s information wall; prior approval is required from CIO. CIO will consider the business purpose as well as the length of the restricted period i.e. how long before the material non-public information becomes public or immaterial.

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If an employee inadvertently comes across material non-public information then he/she is requited to contact the CCO and MUST NOT disclose the information to CIO or anyone else. CCO will make the determination whether to wall off the employee only or whether to restrict the entire firm.

4.4	Bank Loans

In order to prevent the miss-appropriation of Material Non-Public Information and trading of public securities while in possession of Material Non-Public Information, the CCO will be the gatekeeper of all bank loan information. All Agent Banks’ data site providers (Intralinks, Syndtrak and Debt Domain) have the CCO listed as contact to facilitate our ongoing receipt of loan information The CCO will access on public information only and will distributed to Firm traders. You are prohibited from accessing Agent Banks’ data site providers (Intralinks, Syndtrak and Debt Domain). In the event you inadvertently access a data site, contact the CCO immediately.

5.	Gifts, Directorships and Other Outside Employment

5.1	Gifts

Please read and follow the Gifts Policy set forth in Exhibit C.

5.2	Directorships and Other Outside Employment

All Directorships and Outside Employment must be pre-cleared by CCO, CEO and 00.

5.3	Political Contributions

SEC Rule 206(4)-5 under the Investment Advisers Act of 1940 prohibits an investment adviser from providing compensated services to a state or local government entity, for two years, if the adviser, or a covered associate, makes contributions to a public official in a position to influence the award of that advisory business. If this time-out is triggered, the adviser may provide uncompensated advice for a reasonable time to allow the government client to replace the adviser. The Rule also prohibits investment advisers from “bundling” contributions for covered officials, and from funneling contributions through others, such as spouses, lawyers or affiliated companies.

The two-year ban on providing compensated services to state or local government clients may be triggered by the Rule’s “look-back” and “look-forward” provisions. When an adviser hires a covered employee, the Rule requires the adviser to “look-back” at the employee’s contribution for a two-year period. A prohibited contribution by the new employee will disqualify the adviser from receiving compensation for providing advisory services to the relevant government entity for two years from the date of the contribution. The “look-forward” provision applies to contributions by a covered employee who subsequently leaves the adviser or ceases to work in a covered status.

The SEC also included de minimis exceptions for contributions by covered associates up to $350 per election, if the contributor was entitled to vote for the candidate at the time of the contribution, and up to $150 if the contributor was not entitled to vote for the candidate, such as an out-of-state candidate. Such de minimis exceptions would not trigger the two-year time-out.

You are prohibited from making political contribution beyond the de minimus exceptions of up to $350 per election, if the contributor was entitled to vote for the candidate at the time of the contribution, and up to $150 if the contributor was not entitled to vote for the candidate, such as an out-of-state candidate. You must consult with the CCO before making any political contributions. In addition, you must complete an annual certification disclosing all political contributions.

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6.	Code Violations

6.1	Investigating Code Violations

The CCO is responsible for enforcing the Code. The CCO or his or her designee is responsible for investigating any suspected violation of the Code and if the CCO selects a designee, the designee will report the results of each investigation to the CCO. This includes not only instances of violations against the letter of the Code, but also any instances that may give the appearance of impropriety. The CCO is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code in coordination with the designee. Any confirmed violation of the Code will be reported to your supervisor immediately.

6.2	Penalties

The CCO is responsible for deciding whether an offense is minor, substantive or serious. In determining the seriousness of a violation of this Code of Ethics, the following factors, among others, may be considered:

•	the degree of willfulness of the violation;

•	the severity of the violation;

•	the extent, if any, to which a team member profited or benefited from the violation;

•	the adverse effect, if any, of the violation on a Covered Company or an Account; and

•	any history of prior violation of the Code.

Note: For purposes of imposing sanctions, violations generally will be counted on a rolling twelve (12) month period. However, the CCO or senior management reserves the right to impose a more severe sanction/penalty depending on the severity of the violation and/or taking into consideration violations dating back more than twelve months.

Any serious offenses as described below will be reported immediately to the CCO. All minor offenses and substantive offenses will be reported to the CCO monthly. Penalties will be imposed as follows:

Minor Offenses:

•	First minor offense — Oral warning;

•	Second minor offense — Written notice;

•	Third minor offense — $250 fine to be donated to your charity of choice*.

Minor offenses include, but are not limited to, the following: failure to submit quarterly transaction reports, failure to submit signed acknowledgments of Code forms and certifications, excessive (i.e., more than 3) late submissions of such documents and, conflicting pre-clear request dates versus actual trade dates.

Substantive Offenses:

•	First substantive offense — Written notice;

•	Second substantive offense — $250 fine to be donated to your charity of choice*;

* All fines will be made payable to your charity of choice (reasonably acceptable to the Firm) and turned over to us and we will mail the donation check (cashiers or bank check only) on your behalf.

C-14	Code of Ethics

•	Third substantive offense — $1,000 fine or disgorgement of profits (whichever is greater) to be donated to your charity of choice* and/or termination of employment and/or referral to authorities.

Substantive offenses include, but are not limited to, the following: unauthorized purchase/sale of restricted investments as outlined in this Code, violations of short-term trading for profit (60-day rule), failure to request trade pre-clearance, failure to timely report a reportable brokerage account and violations of the fifteen-day blackout period.

Serious Offenses:

Trading with inside information, “front running” and “scalping” are each considered a “serious offense.” We will take appropriate steps, which may include termination of employment and/or referral to governmental authorities for prosecution.

We may deviate from the penalties listed in the Code where the CCO and/or senior management determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. For example, a first substantive offense may warrant a more severe penalty if it follows two minor offenses. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code files. The penalties listed in this Section 6.2 are in addition to disgorgement or other penalties imposed by other provisions of this Code.

6.3	Dismissal and/or Referral to Authorities

Repeated violations or a flagrant violation of the Code may result in immediate dismissal from employment. In addition, the CCO and/or senior management may determine that a single flagrant violation of the law, such as insider trading, will result in immediate dismissal and referral to authorities.

6.4	Your Obligation to Report Violations

You must report any violations or suspected violations of the Code to the CCO or to a member of the Code of Ethics Compliance Department. Your reports will be treated confidentially and will be investigated promptly and appropriately. Violations include:

•	non-compliance with applicable laws, rules, and regulations;

•	fraud or illegal acts involving any aspect of our business;

•	material misstatements in reports;

•	any activity that is specifically prohibited by the Code; and

•	deviations from required controls and procedures that safeguard clients and us.

* All fines will be made payable to your charity of choice (reasonably acceptable to the Firm) and turned over to us and we will mail the donation check (cashiers or bank check only) on your behalf.

C-15	Code of Ethics

Exhibit A
Definitions

General Note:

The definitions and terms used in the Code are intended to mean the same as they do under the 1940 Act and the other Federal Securities Laws. If a definition hereunder conflicts with the definition in the 1940 Act or other Federal Securities Laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the 1940 Act or other Federal Securities Laws, as applicable.

Accounts	Accounts of investment advisory clients of Covered Companies, including but not limited to pooled investment vehicles (private funds) and Separately Managed Accounts.
Automatic Investment Plan	A program that allows a person to purchase or sell securities, automatically and on a regular basis, with any further action by the person. May be part of a SIP (systematic investment plan), SWP (systematic withdrawal plan), SPP (stock purchase plan), DRIP (dividend reinvestment plan), or employer-sponsored plan.
Beneficial Owner (Ownership)	You are the “beneficial owner” of any securities in which you have a direct or indirect financial or “pecuniary” interest, whether or not you have the power to buy and sell, or to vote, the securities.
In addition, you are the “beneficial owner” of securities in which an Immediate Family Member has a direct or indirect financial or pecuniary interest, whether or not you or the Immediate Family Member has the power to buy and sell, or to vote, the securities. For example, you have Beneficial Ownership of securities in trusts of which Immediate Family Members are beneficiaries.
You are also the “beneficial owner” of securities in any account, including but not limited to those of relatives, friends and entities in which you have a non-controlling interest, over which you exercise investment discretion. Such accounts do not include accounts you manage on behalf of a Covered Company.
Control	The power to exercise a controlling influence over the management or policies of a company, unless the power is solely the result of an official position with such company. Owning 25% or more of a company’s outstanding voting securities is presumed to give you control over the company. (See Section 2(a)(9) of the 1940 Act for a complete definition.)
Covered Company	Coastland Capital LLC
Equivalent Security	Any security issued by the same entity as the issuer of a subject security that is convertible into the equity security of the issuer. Examples include, but are not limited to, options, rights, stock appreciation rights, warrants and convertible bonds.
Excessive Trading	A high number of transactions during any month could be considered Excessive Trading. Compliance will report any Excessive Trading to management.
Federal Securities Laws	The Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a—mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15

C-16	Code of Ethics

U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Biley Act (Pub. L. No. 100-102, 113 Stat. 1338 (1999)), any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
Financial or Pecuniary Interest	The opportunity for you or your Immediate Family Member, directly or indirectly, to profit or share in any profit derived from a securities transaction. You or your Immediate Family Member may have a financial interest in:
• Your accounts or the accounts of Immediate Family Members;
• A partnership or limited liability company, if you or an Immediate Family Member is a general partner or a managing member;
• A corporation or similar business entity, if you or an Immediate Family Member has or shares investment control; or
• A trust, if you or an Immediate Family Member is a beneficiary.
Funds	The private investment funds and closed end mutual funds to which the Firm provides investment advisory services.
High quality short-term debt instrument	Any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization such as Moody’s Investors Service.
Immediate Family Member	Any of the following persons who reside in the same household with you:
• spouse	• grandparent	• mother-in-law
• domestic partner	• grandchild	• father-in-law
• parent	• brother	• daughter-in-law
• stepparent	• sister	• son-in-law
• child (including adopted)		• sister-in-law
• stepchild		• brother-in-law
Immediate Family Member also includes any other relationship that the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.
Investment Club	An investment club is a group of people who pool their money to make investments. Usually, investment clubs are organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational and each member may actively participate in investment decisions.
IPO	An initial public offering, or the first sale of a company’s securities to public investors. Specifically it is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
Large Capitalization Security	A security whose issuer has an equity market capitalization of more than $5 billion.

C-17	Code of Ethics

Managed Account	Any account for which the holder gives, in writing, his/her broker or someone else the authority to buy and sell securities, either absolutely or subject to certain restrictions. In other words, the holder gives up the right to decide what securities are bought or sold for the account.
Non-Public Information	Any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, prospectuses, or similar publications or sources.
Personal Securities Account	Any holding of Securities of which you have Beneficial Ownership, other than a holding of Securities previously approved in writing by the CCO over which you have no direct influence or Control. This also includes holdings of Securities owned directly by you or an Immediate Family Member.
Personal Securities Transaction	A purchase or sale of a Security, of which you have or acquire Beneficial Ownership.
Private Placement	An offering that is exempt from registration under section 4(2) or 4(6) of the Securities Act of 1933, as amended, or Rule 504, Rule 505 or Rule 506 thereunder.
Purchase or Sale of a Security	Includes, among other things, gifting or the writing of an option to purchase or sell a security.
Reportable 529 Plan	Edvest and tomorrow’s scholar. See Section 2.4(1).
Security/Securities	As defined under Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. Government; bankers’ acceptances; bank certificates of deposit; commercial paper; high quality short-term debt instruments, including repurchase agreements; or shares issued by affiliated or unaffiliated money market mutual funds.

C-18	Code of Ethics

Exhibit B

Relevant Compliance Department Staff List**

Natasha Salins — Chief Compliance Officer of Coastland Capital LLC

Vanessa Moreno — Compliance Analyst

The Code of Ethics Team

C-19	Code of Ethics

Exhibit C

Policy on Gifts and Activities with Customers or Vendors

You and your family members must not accept gifts from or participate in activities with (including services, discounts, entertainment, travel or promotional materials) an actual or potential customer or vendor or from business or professional people to whom you do or may refer business unless the gift or activity was in accordance with accepted, lawful business practices and is of sufficiently limited value that no possible inference can be drawn that the gift or activity could influence you in the performance of your duties for the Firm. It is unlawful for you to corruptly seek or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of the Firm. This rule applies to all team members, including, but not limited to, those involved in recommending or making decisions related to:

•	Pricing of products sold by the company

•	Extension of credit, or

•	Purchase of goods or services from outside vendors

1.	Money — Money (cash, check, money order, electronic funds, Visa or similar gifts cards, or any type of gift that can be exchanged for or deposited as cash) must never be accepted or given.

2.	Giving Gifts — Team members who wish to give gifts to vendors, customers or officials, or who are asked to authorize such gifts, must follow standard expense authorization procedures.

Gifts valued at more than $200 to a current or potential customer within any calendar year must be approved, in writing, by your CCO.

Gifts of tickets to sporting or other entertainment events to current or potential customers and guests with an aggregate value of more than $300 per customer or vendor per year must be approved, in writing, by your CCO.

Team members who wish to give personal gifts to other team members must follow the general guideline that the gift be made in accordance with accepted business practices and is of sufficiently limited value that the gift could not influence the giver or the receiver in the performance of their duties for the Firm, nor create actual or perceived pressure to reciprocate.

3.	Accepting Gifts — Unless approved, in writing, by your Code of Ethics Compliance Department, you may not accept gifts, gift cards or gift certificates worth more than $200 from a current or potential customer, vendor or their agent within any calendar year. However, the following items are not subject to the $200 limit:

•	Gifts based on obvious family or personal relationship when it is clear that the relationship, and not the company’s business, is the basis for the gift;

•	Discounts or rebates on merchandise or services from an actual or potential customer or vendor if they are comparable to and do not exceed the discount or rebate generally given by the customer or vendor to others;

•	Awards from civic, charitable, educational or religious organizations for recognition of service and accomplishment; or

•	Gifts of tickets to sporting or other entertainment events, provided the aggregate value to you and your guests is not more than $300 per customer or vendor per year.

4.	Activities with Customers or Vendors — Activities with existing or potential customers or vendors that are paid for by them (including meals, winning door prizes, sporting events and other entertainment, as well as trips to customer and vendor sites, exhibits and other activities) may be accepted only if the activity is a customary, accepted and lawful business practice and is of sufficiently limited value that no possible inference can be drawn that participating in the activity could influence you in the performance of your duties for the Firm.

C-20	Code of Ethics

If you have any doubt about the propriety of participating in an activity offered by a customer or a vendor you should consult with your supervisor and Code of Ethics Compliance Department before accepting the offer. If the activity includes travel paid for by a customer or vendor, you must obtain management approval before accepting the trip.

5.	Dealings with Government Officials- Team members must comply with U.S. law, including the U.S. Foreign Corrupt Practices Act, and the laws of foreign countries when dealing with domestic and foreign government officials. Under no circumstances may you pay or offer anything of value directly or indirectly, to a government official, including foreign officials, political parties and party officials and candidates for the purpose of improperly influencing an official act or decision, securing an improper advantage, or assisting in obtaining or retraining business or directing business to anyone. In countries in which there is a government involvement in business enterprises, such officials may include employees and manager of local enterprises

The U.S. Foreign Corrupt Practices Act (“FCPA”) makes it unlawful for any U.S. company—or any of its officers, directors, employees, agents or stockholders acting on its behalf—to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office to assist the U.S. company in obtaining, retaining or directing business. Those companies or persons violating this law are subject to severe civil and criminal penalties, including imprisonment. It is Adviser’s policy to comply with FCPA and all other applicable laws prohibiting bribery or other improper payments.

Under FCPA, prohibited offers or payments include the offer or payment of money or the giving of anything of value to any officer or employee of a foreign government or any department, agency or instrumentality thereof. Excepted are certain small “facilitating” payments to ensure the performance of routine, nondiscretionary governmental duties and payments or reimbursements of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government.

The FCPA not only prohibits direct payments to a foreign official, but also prohibits U.S. companies from making payments to third parties—such as a foreign partner, sales agent or other intermediary—with knowledge (broadly defined) that all or a portion of the payment will be passed on to a foreign official.

C-21	Code of Ethics